UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 25, 2009

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Support Agreement, dated April 10, 2008, among The First American Corporation (the “Company”), Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Highfields Capital I L.P., Highfields Capital II L.P., and Highfields Capital III L.P. (the “Support Agreement”), on August 25, 2009, Matthew B. Botein was appointed to the Board of Directors of the Company to fill the vacancy created by the recent retirement of Patrick F. Stone. The Support Agreement is discussed in further detail in the Company’s Current Report on Form 8-K dated April 10, 2008. As required by the Support Agreement, Mr. Botein will serve on the Executive Committee of the Board. A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1.

In addition, on August 25, 2009, the Company’s Compensation Committee revised the relocation arrangement with Anthony S. Piszel, chief financial officer and treasurer, to increase the reimbursable expense amount by $100,000 and allow for reimbursements to be made until the entire amount has been fully utilized. The category of reimbursable expenses was modified to include expenses associated with residences from which he relocated in connection with the commencement of his employment with the Company. In the event Mr. Piszel voluntarily resigns on or prior to the earlier of June 30, 2010 and the date on which the spin-off transaction announced by the Company in January 2008 is consummated, the Company will be entitled to recover any utilized portion of the $100,000 increase in the relocation expense allowance.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: August 28, 2009	By:	/s/ Kenneth D. DeGiorgio
	Name:	Kenneth D. DeGiorgio
	Title:	Senior Vice President, General Counsel

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